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NEWS ANNOUNCEMENT

                                     [LETTERHEAD]


FOR IMMEDIATE RELEASE

                       CINERGI PICTURES ENTERTAINMENT CONFIRMS
                    FINAL MERGER CONSIDERATION OF $2.52 PER SHARE

           - SPECIAL MEETING OF STOCKHOLDERS SCHEDULED FOR DECEMBER 23RD -

Santa Monica, CA, (December 12, 1997) -- Cinergi Pictures Entertainment Inc. (Nasdaq: CINE) today reported that, in accordance with the terms of the previously announced Agreement of Merger, dated as of September 2, 1997, as amended, among the Company, Andrew G. Vajna (Chairman of the Board, President and Chief Executive Officer of the Company), Valdina Corporation N.V. and CPEI Acquisition, Inc. (entities indirectly owned by Mr. Vajna), stockholders of the Company (other than Mr. Vajna, Valdina, and stockholders who perfect dissenters' rights) will be entitled to receive final merger consideration of $2.52 per share upon conversion of their Cinergi shares in the merger of the Company and CPEI Acquisition, Inc.

The merger consideration was previously adjusted upwards by an aggregate of $0.22 from an original purchase price of $2.30 per share as a result of the following events: the Company's acceptance of an offer by The Walt Disney Company to purchase the Company's rights in the soundtrack to EVITA for $1,500,000, the receipt of $1,760,000 in overages with respect to the EVITA soundtrack; the settlement of the Company's "first-look" arrangement with Oliver Stone; and the collection (or sale) of certain receivables (other than those relating to AN ALAN SMITHEE FILM).

No additional upward adjustment to the merger consideration resulted from the merger agreement provision that the merger consideration would be adjusted upwards in the event

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CINERGI PICTURES ENTERTAINMENT, INC., 12/12/97                           page 2

the sum of certain prescribed adjustments pertaining to (i) the Company's selling, general and administrative expenses from July 1, 1997 through the Adjustment Date (December 9, 1997), (ii) the Company's ability to collect certain receivables relating to AN ALAN SMITHEE FILM from July 1, 1997 through the Adjustment Date, and (iii) the amount of monies contributed by the Company to, or the amount of expenses incurred by the Company on behalf of, the Company's wholly owned subsidiary, Cinergi Productions Inc. (California), (or the visual effects facility previously operated by such subsidiary) from July 1, 1997 through the Adjustment Date, in each case measured against certain specified amounts, resulted in a net positive dollar amount. The foregoing calculation, however, resulted in a negative dollar amount and, therefore, did not result in any additional upward adjustment to the merger consideration.

The merger is conditioned upon consummation of the transactions contemplated by the Company's previously announced agreement to sell substantially all of the films in its motion picture library and certain other assets to an affiliate of The Walt Disney Co. and the Company's previously announced agreement to sell its rights in DIE HARD WITH A VENGEANCE to Twentieth Century Fox Film Corporation. The Merger is also subject to the satisfaction or waiver of several other conditions, including, among others, (i) the approval of the Merger Agreement by the affirmative vote of a majority of the shares of common stock voted (including abstentions, but excluding broker non-votes) on a proposal to approve the Merger Agreement at a special meeting of stockholders to be held in connection with the merger, without taking into account those shares owned by Mr. Vajna, Valdina, any affiliate of Mr. Vajna or Valdina, any executive officer or director of the Company, or The Walt Disney Company, and (ii) that the percentage of shares of common stock demanding appraisal does not exceed 15% of the shares outstanding at the effective time of the merger. The Merger Agreement may also be terminated and the merger abandoned in certain circumstances including, among others, if the parties to the Merger Agreement mutually agree, or if the Company's agreement with Disney regarding the sale of substantially all of the films in the

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CINERGI PICTURES ENTERTAINMENT INC., 12/12/97                            page 3

Company's motion picture library and certain other assets is terminated. As a result of the merger, Cinergi will become wholly owned by Mr. Vajna and Valdina.

A Special Meeting of the Company's stockholders is being held on Tuesday, December 23, 1997, at 10:00 am local time at the executive offices of the Company to consider a proposal to approve the Merger and a proposal to approve the sale of substantially all of the Company's assets, including the sale of substantially all of the Company's film library, pursuant to the Company's agreements with The Walt Disney Company and Twentieth Century Fox Film Corporation. Assuming all conditions to the merger are satisfied, including approval by the Company's stockholders, the Company currently anticipates that the merger will be consummated shortly after the Special Meeting. However, the merger could be delayed beyond such time as a result of a variety of factors, including the time required to satisfy conditions to the Merger. Under certain circumstances, if the Merger is not consummated in 1997, the parties to the Merger Agreement will be required to consent to an extension of the Merger Agreement. Due to the additional operating expenses as a result of consummating the Merger in 1998 (and additional tax liabilities if the asset sale transactions with The Walt Disney Company and Twentieth Century Fox Film Corporation are also not consummated until 1998), there can be no assurances that the parties to the Merger Agreement would agree to an extension of the December 31, 1997 date on the current terms of the Merger Agreement.

The Company was formed in 1989 as an independent producer and distributor of motion pictures which are distributed in domestic and international theatrical and ancillary markets, including home video, cable and broadcast television.

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. CERTAIN FACTORS MAY CAUSE ACTUAL EVENTS TO DIFFER MATERIALLY FORM THOSE CONTAINED IN THE FORWARD LOOKING STATEMENTS. NO ASSURANCES CAN BE GIVEN THAT THE MERGER, THE SALE OF SUBSTANTIALLY ALL OF THE FILMS IN THE


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CINERGI PICTURES ENTERTAINMENT INC., 12/12/97                            page 4

COMPANY'S MOTION PICTURE LIBRARY AND CERTAIN OTHER ASSETS TO DISNEY, OR THE SALE OF THE COMPANY'S RIGHTS IN DIE HARD WITH A VENGEANCE TO TWENTIETH CENTURY FOX FILM CORPORATION (WHICH TRANSACTIONS ARE EACH SUBJECT TO A NUMBER OF CONDITIONS AND TO TERMINATION IN CERTAIN CIRCUMSTANCES) WILL BE CONSUMMATED. CINERGI AND ITS OPERATIONS ARE ALSO SUBJECT TO THE RISKS AND UNCERTAINTIES DESCRIBED IN CINERGI'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING, WITHOUT LIMITATION, CINERGI'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPT. 30, 1997, CINERGI'S FORM 8-K DATED APRIL 3, 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 1997, CINERGI'S FORM 8-K DATED JULY 9, 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1997, CINERGI'S FORM 8-K DATED AUGUST 25, 1997 FILED WITH THE SECURITIES AND EXHANGE COMMISSION ON SEPTEMBER 5, 1997, CINERGI'S FORM 8-K DATED OCT. 2, 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCT. 9, 1997, CINERGI'S ANNUAL
REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND CINERGI'S DEFINITIVE PROXY STATEMENT DATED DECEMBER 1, 1997.

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